Exhibit 99.1

BRT REALTY TRUST REPORTS SECOND QUARTER 2013 RESULTS

●	Reports Fund from Operations of $0.18 per share
●	Reports Net Income Attributable to Common Shareholders of $1.01 million or $0.07 per fully diluted share

Great Neck, New York – May 8, 2013 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust that originates and holds senior mortgage loans secured by commercial and multi-family real estate and participates as an equity investor in joint ventures which own and operate multi-family properties and other real estate assets, today announced operating results for the three months ended March 31, 2013.

Jeffrey A. Gould, President and Chief Executive Officer stated: “BRT continues to execute on its growth strategy.  The effectiveness of this strategy is reflected in the increases in the current quarter from the corresponding quarter in 2012 in funds from operations and net income attributable to common shareholders. Further, in pursuit of our strategy, in April 2013, we invested a total of $11.84 million in joint ventures that acquired two additional multi-family properties with a total of 540 units. We believe that these acquisitions and our continuing participation in the ownership and operation of multi-family properties will continue to be accretive to our cash flow and net income.”

Operating Results:

Total revenues for the three months ended March 31, 2013 were approximately $10.15 million, an increase of approximately $6.46 million, or 175%, from $3.69 million in the corresponding quarter in the prior year.  The increase is due to the $5.85 million increase in rental revenue from nine multi-family properties acquired since March 2012 and an $804,000 increase in interest and fees on real estate loans.

Total expenses for the three months ended March 31, 2013 were approximately $10.02 million, an increase of approximately $3.93 million, or 64.5%, from $6.09 million in the quarter ended March 31, 2012.  Contributing to the increase were increases of $2.46 million in operating expenses relating to real estate owned, $1.79 million of interest expense, and $1.44 million in depreciation and amortization.  The increase was partially offset by a $1.63 million decrease in property acquisition costs.

Net income (loss) attributable to common shareholders was $1.01 million, or $0.07 per share, in the current quarter, compared to a net loss of $1.03 million, or ($0.07) per share, in the corresponding prior year period.

Funds from Operations:

Funds from Operations (“FFO”) was $2.65 million in the current quarter compared to a loss of $768,000 in the second quarter of 2012.  FFO per diluted share was $0.18 in the current quarter of 2013 compared to a loss of ($0.06 ) per diluted share in the same period in 2012.  A reconciliation of FFO to net income as presented in accordance with GAAP is provided with the financial information included later in this release.

Balance Sheet:

At March 31, 2013, the Trust had $16.6 million of cash and cash equivalents, total assets of $440.2 million, total debt of $258.2 million and total equity of $150 million.

Subsequent Events:

Subsequent to March 31, 2013, BRT acquired, with joint venture partners, a (i) 240 unit multi-family property in Houston, Texas, for a contract purchase price of $16.76 million (including the related mortgage debt of $13.2 million) and (ii) a 300 unit multi-family property in Pooler, Georgia, for a contract purchase price of $35.25 million (including the related mortgage debt of $26.4 million).

Non-GAAP Financial Measures:

In view of its recent equity investments in joint ventures which have acquired multi-family residential properties, BRT has and anticipates that in the future it will disclose funds from operations (“FFO”) because it believes that FFO is a widely recognized and appropriate measure of the performance of an equity REIT.  BRT believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, many of which present FFO when reporting their financial results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income (or loss).

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding lending activities and other positive business activities.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including our loan origination and property acquisition activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2012.

About BRT Realty Trust:

Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-Q for the quarter ended March 31, 2013 to be filed with the Securities and Exchange Commission for additional information.

Contact:  David W. Kalish – (516) 466-3100
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132

www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	March 31,		March 31,
	2013	2012	2013	2012

Revenues:
Rental and other revenue from real estate properties	$6,866	$1,019	$12,506	$1,787
Interest and fees on real estate loans	2,966	2,202	4,845	4,454
Recovery of previously provided allowance	-	3	422	10
Other income	314	463	624	590
Total revenues	10,146	3,687	18,397	6,841

Expenses:
Interest expense	2,661	875	5,607	1,342
Advisors fee, related party	443	273	817	444
General and administrative expenses	1,721	2,006	3,584	3,680
Property acquisition costs	160	1,793	1,038	1,793
Operating expenses relating to real estate properties	3,417	959	6,563	1,745
Depreciation and amortization	1,618	180	2,905	364
Total expenses	10,020	6,086	20,514	9,368

Total revenues less total expenses	126	(2,399)	(2,117)	(2,527)

Equity in earnings (loss) of unconsolidated ventures	68	(40)	129	(115)
Gain on sale of available-for-sale securities	482	342	482	324
Gain on sale of loan	-	-	-	3,192
Income (loss) from continuing operations	676	(2,097)	(1,506)	874

Discontinued operations:
Gain on sale of real estate assets	-	-	-	490
Discontinued operations	-	-	-	490

Net income (loss)	676	(2,097)	(1,506)	1,364

Plus: net loss attributable to non-controlling interests	334	1,069	1,212	1,482

Net income (loss) attributable to common shareholders	$1,010	$(1,028)	$(294)	$2,846

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.07	$(0.07)	$(0.02)	$0.17
Discontinued operations	-	-	-	0.03
Basic and diluted income (loss) per share	$0.07	$(0.07)	$(0.02)	$0.20

Amounts attributable to BRT Realty Trust:
Income (loss) from continuing operations	$1,010	$(1,028)	$(294)	$2,356
Discontinued operations	-	-	-	490
Net income (loss)	$1,010	$(1,028)	$(294)	$2,846

Weighted average number of
common shares outstanding:
Basic and diluted	14,170,229	14,050,088	14,111,153	14,015,940

Note 1:
Funds from operations is summarized in the following table:
Net income (loss) attributable to common shareholders	$1,010	$(1,028)	$(294)	$2,846
Add: depreciation of properties	1,613	178	2,895	354
Add: our share of depreciation in unconsolidated joint ventures	10	70	20	80
Add: amortization of capitalized leasing expenses	13	12	26	32
Deduct: net gain on sales of real estate	0	0	0	(490)
Funds from operations	$2,646	$(768)	$2,647	$2,822

Note 2:
Funds from operations per share is summarized in the following table:
Net income (loss) attributable to common shareholders	$0.07	$(0.07)	$(0.02)	$0.20
Add: depreciation of properties	0.11	0.01	0.21	0.03
Add: our share of depreciation in unconsolidated joint ventures	-	-	-	0.01
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	-	-	-	(0.03)
Funds from operations per common share basic and diluted	$0.18	$(0.06)	$0.19	$0.21